Exhibit 10.2
Agreement for Phase 2 Services
and
Statement of Intent
between
Victory Renewable Fuels, LLC
and
Renewable Energy Group, LLC
WHEREAS, Victory Renewable Fuels, LLC (Victory Renewable Fuels) has made a commitment to develop a Biodiesel Plant and is diligently developing a business plan that will move this project forward, and
WHEREAS, Renewable Energy Group, LLC (“REG”) was formed to provide turn-key engineering and construction (design-build) services for biodiesel facilities,
NOW THEREFORE, IT IS AGREED by and between Victory Renewable Fuels and REG as follows:
1.	In recognition of REG’s expertise and technical assistance capabilities, Victory Renewable Fuels will retain REG to complete Phase 2 services, including the following:
A.	The design development documents which further define the concepts developed in Phase 1. The scope of Phase 2 includes design work necessary to fix the size and character of the project, establish dimensional relationships, define electrical and mechanical systems and requirements, establish infrastructure and utility requirements, and identify and define other essential elements of the project. This includes but is not necessarily limited to:
•	Site plan including roads and rail spur(s)

•	Site grading and drainage plan

•	Process flow diagrams (PFDs)

•	General arrangement (GA) drawings

•	Technical specifications

•	A 3-D color rendering of the project
B.	The Design-Build Construction Agreement.

406 First Street
PO Box 68
Ralston, IA 51459
	CONFIDENTIAL	(712) 667-3500
Fax(712) 667-3599
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C.	The Design-Build construction schedule. The schedule shall show the interrelationship of activities in order to meet Victory Renewable Fuels desired project completion date.

D.	Final Contract Price

E.	Assistance with permitting.

F.	Cash flow projections.

G.	Assist in the presentation of the completed plan to potential investors and lenders.
2.	In consideration of REG’s agreement to provide the foregoing services, Victory Renewable Fuels agrees to pay the sum of $300,000, in three installments: 1) 1/3 upon signing this agreement, 2) 1/3 in 30 days and 3) 1 /3 in 60days. If Victory Renewable Fuels proceeds ahead with the construction of a biodiesel facility REG agrees that the foregoing $300,000 payment shall be credited against the cost of such facilities. Travel and subcontractor expenses that are incurred in order to complete this Agreement will be treated as reimbursable expenses and billed separately at cost plus a markup of ten percent (10%).

3.	The foregoing sets out the agreement with respect to Phase 2 Services to be provided by REG to Victory Renewable Fuels. Phase 3 of the project is final design and construction. It is Victory Renewable Fuels’ intent that the services to be rendered under Phase 3 be awarded to REG, the parties agreeing in good faith to negotiate, agree to and execute definitive agreements and contacts relating to the engineering and construction of a biodiesel facility. Furthermore, it is Victory Renewable Fuels’ intent to enter into a Management and Operations Services Agreement with West Central Cooperative.

4.	Any and all designs, plans, specifications, processes and other engineering or technical information or data which are delivered to Victory Renewable Fuels in connection with this Agreement (“Confidential Information”) are confidential and proprietary to REG and shall at all times remain the sole and exclusive property of REG. Victory Renewable Fuels shall not directly or indirectly be permitted, nor shall Victory Renewable Fuels permit any other party, to use, transfer, assign, disclose, divulge or publish any such Confidential Information to any third party for any reason or purpose whatsoever without the prior written consent of REG. Victory Renewable Fuels may disseminate Confidential Information to such of its employees, agents and representatives (“Consultants”) as may need to know to aid Victory Renewable Fuels in analyzing for the purposes as set out above, but not until such Consultants are aware of these provisions with respect to confidentiality, the need to prevent further dissemination of Confidential Information shall be returned to REG at its request.

406 First Street
PO Box 68
Ralston, IA 51459
	CONFIDENTIAL	(712) 667-3500
Fax(712) 667-3599
Page 2 of 3		www.renewable-energy-group.com

This agreement shall not be construed to convey any rights in REG’s intellection properties, including intellectual properties included in or related to the Confidential Information. Victory Renewable Fuels may acquire only such rights in these intellectual properties as may be conveyed under the terms of further construction agreements entered into between the parties, if any.
     Entered into as of the 17 day of Jan., 2005.

CUSTOMER:		DESIGN-BUILD SERVICES PROVIDER:

VICTORY RENEWABLE FUELS, LLC		RENEWABLE ENERGY GROUP, LLC

By	/s/ Allen L. Blauwet	By	/s/ Myron Danzer

Print Name Allen L. Blauwet		Print Name Myron Danzer

Print Title Chairman		Print Title Sales/Production Manager
[Handwritten: It is understood that REG has agreed that it will provide all normal Phase 2 services to Victory Renewable Fuels for the sum of $150,000.— Furthermore it is agreed by and between REG and Victory Renewable Fuels that the additional $150,000.— provided by VRF under this contract will provide for additional engineering by REG in excess of the basic Phase 2 agreement.

Victory Renewable Fuels LLC		Renewable Energy Group LLC

By	/s/ Allen L. Blauwet Chairman	By	Myron Danzer

	Jan. 17, 2006		Jan. 20, 2006]

406 First Street
PO Box 68
Ralston, IA 51459
	CONFIDENTIAL	(712) 667-3500
Fax(712) 667-3599
Page 2 of 3		www.renewable-energy-group.com